Exhibit 99.1
UBER TECHNOLOGIES, INC.
SELECT HISTORICAL SEGMENT INFORMATION
For Each of the Six Consecutive Quarters Ended June 30, 2019 and Year Ended December 31, 2018
(In millions)
(Unaudited)
Segment Change
During the third quarter of 2019, following a number of leadership and organizational changes, our Chief Executive Officer, who is the chief operating decision maker (“CODM”), changed how he assesses performance and allocates resources to a more disaggregated level in order to optimize utilization of our platform as well as manage research and development of new technologies. Based on this change, in the third quarter of 2019, we determined that we have five operating and reportable segments. Our five segments are as follows:

Segment	Description

Rides
The Rides products connect consumers with Drivers who provide rides in a variety of vehicles, such as cars, auto rickshaws, motorbikes, minibuses, or taxis. Rides also includes activity related to our Uber for Business ("U4B"), Financial Partnerships, and Vehicle Solutions offerings.

Eats	The Eats offering allows consumers to search for and discover local restaurants, order a meal, and either pick-up at the restaurant or have the meal delivered.

Freight	Freight connects carriers with shippers on our platform, and gives carriers upfront, transparent pricing and the ability to book a shipment.

Other Bets
The Other Bets segment consists of multiple investment stage offerings. The largest investment within the segment is our New Mobility offering that refers to products that provide consumers with access to rides through a variety of modes, including dockless e-bikes and e-scooters. It also includes Transit, UberWorks and our Incubator group.

ATG and Other Technology Programs	The ATG and Other Technology Programs segment is responsible for the development and commercialization of autonomous vehicle and ridesharing technologies, as well as Uber Elevate.
As a result of these changes, we have provided revised Gross Bookings, revenue, Adjusted Net Revenue and segment Adjusted EBITDA for each of the six consecutive quarters ended June 30, 2019 and the year ended December 31, 2018. The revision of previously issued select operating and financial information does not represent a restatement of previously issued financial statements and does not impact the previously reported consolidated net revenue, loss from operations, net income (loss) per share, total assets or mezzanine equity and equity (deficit) as reported under generally accepted accounting principles in the United States (“GAAP”).
Select Historical Segment Information (Unaudited)
Unless otherwise noted, all of our key metrics exclude historical results from China, Russia/CIS, and Southeast Asia, geographies where we previously had operations and where we now participate solely through our minority-owned affiliates.
Gross Bookings We define Gross Bookings as the total dollar value, including any applicable taxes, tolls, and fees, of Rides and New Mobility rides, Eats meal deliveries, and amounts paid by Freight shippers, in each case without any adjustment for consumer discounts and refunds, Driver and restaurant earnings, and Driver incentives. Gross Bookings do not include tips earned by Drivers. Gross Bookings are an indication of the scale of our current platform, which ultimately impacts revenue.

	Three Months Ended				Year Ended	Three Months Ended
(in millions)	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	December 31, 2018	March 31, 2019	June 30, 2019
Rides	$9,380	$10,166	$10,488	$11,479	$41,513	$11,446	$12,188
Eats	1,473	1,774	2,111	2,561	7,919	3,071	3,386
Freight	40	70	123	126	359	128	167
Other Bets	—	2	3	3	8	4	15
ATG and Other Technology Programs	—	—	—	—	—	—	—
Total Gross Bookings	$10,893	$12,012	$12,725	$14,169	$49,799	$14,649	$15,756

Revenue

	Three Months Ended				Year Ended	Three Months Ended
(in millions)	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	December 31, 2018	March 31, 2019	June 30, 2019
Rides	$2,261	$2,351	$2,425	$2,400	$9,437	$2,418	$2,376
Eats	283	346	394	437	1,460	536	595
Freight	40	69	122	125	356	127	167
Other Bets	—	2	3	12	17	18	28
ATG and Other Technology Programs	—	—	—	—	—	—	—
Total revenue	$2,584	$2,768	$2,944	$2,974	$11,270	$3,099	$3,166

Adjusted Net Revenue (1)

	Three Months Ended				Year Ended	Three Months Ended
(in millions)	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	December 31, 2018	March 31, 2019	June 30, 2019
Rides	$2,200	$2,283	$2,340	$2,342	$9,165	$2,377	$2,341
Eats	183	220	191	165	759	239	337
Freight	40	69	122	125	356	127	167
Other Bets	—	2	3	12	17	18	28
ATG and Other Technology Programs	—	—	—	—	—	—	—
Total Adjusted Net Revenue	$2,423	$2,574	$2,656	$2,644	$10,297	$2,761	$2,873
(1) “Adjusted Net Revenue” is a non-GAAP measure as defined by the Securities and Exchange Commission. See the “Non-GAAP Reconciliations” section below for our definition and reconciliations to the most directly comparable GAAP financial measure.
Segment Adjusted EBITDA
Our segment operating performance measure is segment adjusted EBITDA. The CODM does not evaluate operating segments using asset information and, accordingly, we do not report asset information by segment. Our segment adjusted EBITDA measures replace what was previously reported as contribution profit (loss) and maintain the same definition. Previously reported Core Platform contribution profit (loss) is the sum of Rides adjusted EBITDA and Eats adjusted EBITDA, and previously reported Other Bets contribution profit (loss) is the sum of Freight adjusted EBITDA and Other Bets adjusted EBITDA. Segment adjusted EBITDA is defined as revenue less the following expenses: cost of revenue, operations and support, sales and marketing, and general and administrative and research and development expenses associated with our segments. Segment adjusted EBITDA also excludes any non-cash items or items that management does not believe are reflective of our ongoing core operations (as shown in the table below).

	Three Months Ended				Year Ended	Three Months Ended
(in millions)	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	December 31, 2018	March 31, 2019	June 30, 2019
Rides	$477	$453	$416	$195	$1,541	$192	$506
Eats	(50)	(84)	(189)	(278)	(601)	(309)	(286)
Freight	(20)	(28)	(31)	(23)	(102)	(29)	(52)
Other Bets	—	—	(12)	(38)	(50)	(42)	(70)
ATG and Other Technology Programs	(149)	(151)	(132)	(105)	(537)	(113)	(132)
Total segment adjusted EBITDA	258	190	52	(249)	251	(301)	(34)
Reconciling items:
Corporate G&A and Platform R&D (1), (2)	(436)	(466)	(501)	(568)	(1,971)	(568)	(622)
Depreciation and amortization	(88)	(98)	(131)	(109)	(426)	(146)	(123)
Stock-based compensation expense	(63)	(20)	(64)	(25)	(172)	(11)	(3,941)
Legal, tax, and regulatory reserve changes and settlements	—	(252)	(56)	(32)	(340)	—	(380)
Driver appreciation award	—	—	—	—	—	—	(299)
Payroll tax on IPO stock-based compensation	—	—	—	—	—	—	(86)
Asset impairment/loss on sale of assets	(32)	(81)	(54)	(70)	(237)	(8)	—
Acquisition and financing related expenses	(15)	—	—	—	(15)	—	—
Gain on restructuring of lease arrangement	—	4	—	—	4	—	—
Impact of 2018 Divested Operations (1), (3)	(102)	(16)	(9)	—	(127)	—	—
Loss from operations	$(478)	$(739)	$(763)	$(1,053)	$(3,033)	$(1,034)	$(5,485)
(1) Excluding stock-based compensation expense.
(2) Includes costs that are not directly attributable to our reportable segments. Corporate G&A also includes certain shared costs such as finance, accounting, tax, human resources, information technology and legal costs. Platform R&D also includes mapping and payment technologies and support and development of the internal technology infrastructure. Our allocation methodology is periodically evaluated and may change.
(3) Defined as our 2018 operations in (i) Southeast Asia prior to the sale of those operations to Grab and (ii) Russia/CIS prior to the formation of our Yandex.Taxi joint venture.
Non-GAAP Reconciliations
We collect and analyze operating and financial data to evaluate the health of our business and assess our performance. In addition to revenue, net income (loss), loss from operations, and other results under GAAP, we use Adjusted Net Revenue, which is described below, to evaluate our business. We have included this non-GAAP financial measure because it is a key measure used by our management to evaluate our operating performance. Accordingly, we believe that this non-GAAP financial measure provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. Our calculation of this non-GAAP financial measure may differ from similarly-titled non-GAAP measures, if any, reported by our peer companies. This non-GAAP financial measure should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP.
We define Adjusted Net Revenue as revenue less (i) excess Driver incentives and (ii) Driver referrals. We believe that Adjusted Net Revenue is informative of our top line performance because it measures the total net financial activity reflected in the amount earned by us after taking into account all Driver and restaurant earnings, Driver incentives, and Driver referrals. Adjusted Net Revenue is lower than revenue in all reported periods.
The following tables present reconciliations of Adjusted Net Revenue, Rides Adjusted Net Revenue and Eats Adjusted Net Revenue to the most directly comparable GAAP financial measures for each of the periods indicated. Freight Adjusted Net Revenue, Other Bets Adjusted Net Revenue and ATG and Other Technology Programs Adjusted Net Revenue do not include excess Driver incentives or Driver referrals and are equal to GAAP net revenue in all periods presented.

(in millions)	Three Months Ended				Year Ended	Three Months Ended
Adjusted Net Revenue reconciliation:	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	December 31, 2018	March 31, 2019	June 30, 2019
Revenue	$2,584	$2,768	$2,944	$2,974	$11,270	$3,099	$3,166
Deduct:
Excess Driver incentives	(129)	(163)	(253)	(292)	(837)	(303)	(263)
Driver referrals	(32)	(31)	(35)	(38)	(136)	(35)	(30)
Adjusted Net Revenue	$2,423	$2,574	$2,656	$2,644	$10,297	$2,761	$2,873

(in millions)	Three Months Ended				Year Ended	Three Months Ended
Rides Adjusted Net Revenue reconciliation:	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	December 31, 2018	March 31, 2019	June 30, 2019
Rides revenue	$2,261	$2,351	$2,425	$2,400	$9,437	$2,418	$2,376
Deduct:
Excess Driver incentives	(32)	(39)	(53)	(26)	(150)	(12)	(10)
Driver referrals	(29)	(29)	(32)	(32)	(122)	(29)	(25)
Rides Adjusted Net Revenue	$2,200	$2,283	$2,340	$2,342	$9,165	$2,377	$2,341

(in millions)	Three Months Ended				Year Ended	Three Months Ended
Eats Adjusted Net Revenue reconciliation:	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	December 31, 2018	March 31, 2019	June 30, 2019
Eats revenue	$283	$346	$394	$437	$1,460	$536	$595
Deduct:
Excess Driver incentives	(97)	(124)	(200)	(266)	(687)	(291)	(253)
Driver referrals	(3)	(2)	(3)	(6)	(14)	(6)	(5)
Eats Adjusted Net Revenue	$183	$220	$191	$165	$759	$239	$337

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